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                                                                 EXHIBIT 3.2



                            CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION
                                       OF
                              HILLS STORES COMPANY


         Hills Stores Company, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), DOES HEREBY CERTIFY:

FIRST: That the Board of Directors of the Corporation adopted a resolution recommending the adoption of an amendment to the Amended and Restated Certificate of Incorporation of the Corporation to provide that a new Article ELEVENTH be added to the Amended and Restated Certificate of Amendment of the Corporation as follows:

                 "ELEVENTH: Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of such holders and may not be effected by a consent in writing by any such holders; provided, however, that, if the Corporation does not purchase shares of Common Stock pursuant to a tender offer (the "Tender Offer") to purchase up to three million shares of Common Stock at $25 per share in cash (in accordance with the terms thereof) prior to March 31, 1995, (unless the Tender Offer is made, all conditions to the purchase of shares of Common Stock in the Tender Offer have been satisfied and no shares of Common Stock are tendered), then this Article ELEVENTH shall be subject to any provision to the contrary contained in the by-laws of the Corporation."

SECOND: That thereafter, pursuant to a resolution of its Board of Directors, a special meeting of the stockholders of the Corporation was duly called and held, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, at which meeting the necessary number of shares as required by statute and the Amended and Restated Certificate of Incorporation of the Corporation were voted in favor of the aforesaid amendment.

THIRD: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of section 242 of the General Corporation Law of the State of Delaware.

         IN WITNESS WHEREOF, said Hills Stores Company has caused this certificate to be signed by John G. Reen, its Executive Vice President - Chief Financial Officer, and attested by William K. Friend, its Vice President - Secretary, this 18th day of January 1995.

ATTEST:                                        HILLS STORES COMPANY

By: /s/ William K. Friend                      By: /s/ John G. Reen
    -------------------------                      --------------------------
    Vice President -                               Executive Vice President -
    Secretary                                      Chief Financial Officer


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